UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2008
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Procera Networks, Inc.
(Exact name of Registrant as specified in its charter)
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Nevada	000-49862	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cooper Court, Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 354-7200
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 9, 2008, Thomas H. Williams announced his retirement from the position of Chief Financial Officer (“CFO”), secretary and treasurer of Procera Networks, Inc. (“Procera”) effective December 31, 2008.

The Board of Directors of Procera appointed Paul Eovino, age 60, to the role of CFO on an interim basis, replacing Mr.Williams as CFO effective January 1, 2009.  Mr. Eovino is  Procera’s current Vice President of Finance and Principal Accounting Officer.

Mr. Eovino, has over 30 years experience in executive and managerial financial positions in companies ranging in size from startup to over $2 billion in annual sales. Mr. Eovino joined Procera Networks in September 2006 in a consulting role and became our Corporate Controller and Principal Accounting Officer in March 2007. From February 2004 to January 2007, Mr. Eovino held the dual positions of CFO for Expresso Fitness, a virtual reality exercise bicycle manufacturer, and Synfora, an EDA Software developer. From December 2000 to January 2004, Mr. Eovino was the Corporate Controller for Bandwidth9, a MEMS manufacturer of tunable lasers for the fiber optic market. Mr. Eovino’s early career included over 15 years experience in various international financial management positions with NCR, GenRad, and BICC-Boschert as well as 8 years with Greyhawk Systems. Mr. Eovino graduated from Rider University with a degree in Accounting and Financial Management.  Mr. Eovino’s compensation is unchanged from that reported for his services as Vice President of Finance in Procera’s most recent Proxy Statement.

Mr. Williams and the Company have entered into a separation agreement pursuant to which Mr. Williams may consult for the Company after December 31, 2008 at an hourly rate of $150; 50 percent of Mr. William’s remaining unvested stock options on December 31, 2008 will vest immediately and his vested options may be exercised through December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Procera Networks, Inc.

By:	/s/ Paul Eovino
Name: Paul Eovino
Title: Principal Accounting Officer

Dated: December 15, 2008